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                                                                      EXHIBIT 99

                         PREMIER LASER SYSTEMS ADOPTS
                            SHAREHOLDER RIGHTS PLAN

     IRVINE, CA (April 2, 1998) . . .. . . . The Board of Directors of Premier
Laser Systems, Inc. (NasdaqNM:PLSIA) today announced a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Premier Laser Systems common stock payable on April 14, 1998 to stockholders of record on that date. Colette Cozean, Ph.D., Chairman, President and Chief Executive Officer of Premier Laser Systems, stated, "These moves have become commonplace and are designed to assure that all of Premier's shareholders receive fair and equal treatment and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of Premier without negotiating a fair price with Premier's Board."

     Premier Laser Systems develops, manufactures and markets several lines of proprietary medical lasers, fiber optic delivery systems, corneal topography systems and associated products and services for a variety of dental, ophthalmic and surgical applications.